UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	August 8, 2017

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2017, AmTrust Financial Services, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Adam Karkowsky, its Executive Vice President and Chief Financial Officer.

Pursuant to the Agreement, Mr. Karkowsky’s term of employment continues until August 8, 2020 (the “Initial Employment Period”), at which time the Agreement will continue to automatically renew for successive three-year periods unless the Company or Mr. Karkowsky provide 90 days’ written notice of an intention not to renew (the Initial Employment Period and all renewal periods, collectively, the “Term”). Mr. Karkowsky’s annual base salary will be $700,000. Mr. Karkowsky is eligible to receive annual bonus payments for an applicable calendar year, payable no later than 120 days following the end of such calendar year, in the discretion of the Company’s Board of Directors. Under the Agreement, Mr. Karkowsky is eligible to participate in the retirement and health and welfare benefit plans offered by the Company for which other senior officers of the Company are generally eligible, subject to any eligibility requirements of such plans and the terms and conditions thereof.

If the Company terminates Mr. Karkowsky’s employment for Cause, as defined by the Agreement, Mr. Karkowsky will receive the amount of base salary payable through the date of termination, any other accrued benefits to which he is entitled as of the termination date under the Company’s 401(k) plan or other benefit plans, and any unreimbursed expenses due pursuant to the Agreement through the date of termination. If the Company’s Board of Directors elects to impose a non-compete on Mr. Karkowsky if he is terminated for Cause, Mr. Karkowsky will also receive the amount of base salary payable for one (1) year, in pro rata regular installments in accordance with the Company’s regular payroll practices following termination and subject to applicable withholdings.

The Company may terminate Mr. Karkowsky’s employment without Cause, for any reason or no reason upon 30 days’ prior written notice to Mr. Karkowsky. Mr. Karkowsky may terminate his employment with the Company for Good Reason, as defined in the Agreement, upon 30 days’ prior written notice to the Company. If the Company terminates his employment without Cause or Mr. Karkowsky terminates his employment for Good Reason during the Term, Mr. Karkowsky will receive: (i) the greater of (A) the amount of base salary payable from the date of termination through the end of the Term or (B) the amount of base salary payable for one (1) year, in pro rata regular installments in accordance with the Company’s regular payroll practices following termination and subject to applicable withholdings, (ii) any other accrued benefits to which he is entitled as of the date of termination under the Company’s 401(k) plan or other benefit plans, and (iii) any unreimbursed expenses pursuant to the Agreement through the date of termination.

If Mr. Karkowsky’s employment is terminated due to his death, the Company will pay to Mr. Karkowsky’s estate (i) the greater of (A) the amount of base salary payable through the Term or (B) the amount of base salary payable for one (1) year, (ii) any other accrued benefits to which Mr. Karkowsky is entitled as of the date of death under the Company’s 401(k) plan or other benefit plans, and (iii) any reimbursable expenses pursuant to the Agreement, subject to the presentation of written proof that establishes entitlement to Mr. Karkowsky’s estate to the reasonable satisfaction of the Company.

If Mr. Karkowsky’s employment is terminated due to incapacity, he will receive (i) the greater of (A) the amount of base salary payable through the Term, or (B) the amount of base salary payable for one (1) year, in pro rata regular installments in accordance with the Company’s regular payroll practices following the termination date and subject to applicable withholdings, (ii) any other accrued benefits to which he is entitled as of the termination date under the Company’s 401(k) plan or other benefit plans, and (iii) any unreimbursed expenses as provided in the Agreement through the termination date.

In connection with the Agreement, the Company and Mr. Karkowsky entered into a Non-Competition, Non-Solicitation and Non-Disclosure Agreement pursuant to which Mr. Karkowsky agreed (i) not to compete with the Company for a one-year period, unless Mr. Karkowsky is terminated by the Company for Cause, in which case the Company can elect to impose a one-year non-compete on Mr. Karkowsky in exchange for the payment described above, and (ii) not to solicit any of the Company’s customers or employees for a three-year period if Mr. Karkowsky terminates his employment for any reason other than Good Reason, or for a one-year period if Mr. Karkowsky is terminated by the Company for any reason or Mr. Karkowsky terminates his employment for Good Reason.

The description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated August 8, 2017, by and between AmTrust Financial Services, Inc. and Adam Karkowsky

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	August 8, 2017

/s/ Stephen Ungar
Stephen Ungar
SVP, General Counsel and Secretary